                                                    CONFORMED AND COMPOSITE COPY

================================================================================

                                CREDIT AGREEMENT

                                      among

                          INTERNATIONAL PAPER COMPANY,

                                NGAHERE AOTEAROA,

                          VARIOUS LENDING INSTITUTIONS,

                         THE DAI-ICHI KANGYO BANK, LTD,
                              as SYNDICATION AGENT,

                     BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                             as DOCUMENTATION AGENT,
                         COMMERZBANK AG NEW YORK BRANCH

                                       and

                              JP MORGAN CHASE BANK,
                               as MANAGING AGENTS

                                       and

                        DEUTSCHE BANK AG NEW YORK BRANCH,
                             as ADMINISTRATIVE AGENT

                                   ----------

                 Dated as of August 24, 2001, and as amended by
                      Amendment No. 1 dated March 8, 2002.

                                   ----------

                                  $650,000,000

================================================================================

                         DEUTSCHE BANC ALEX. BROWN INC.,
                   as SOLE LEAD ARRANGER and SOLE BOOKRUNNER

                               TABLE OF CONTENTS

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                                  ARTICLE I

                                 DEFINITIONS

Section 1.1    Defined Terms.....................................................1
Section 1.2    Classification of Term Loans and Borrowings......................13
Section 1.3    Terms Generally..................................................13
Section 1.4    Accounting Terms and Determinations..............................13

                                  ARTICLE II

                                THE TERM LOANS

Section 2.1    The Commitments..................................................14
Section 2.2    Term Loans and Borrowings........................................14
Section 2.3    Requests for Borrowings..........................................15
Section 2.4    Funding of Borrowings............................................16
Section 2.5    Interest Elections...............................................16
Section 2.6    Termination and Changes of Commitments...........................18
Section 2.7    Repayment of Term Loans; Evidence of Debt........................18
Section 2.8    Prepayment of Term Loans.........................................19
Section 2.9    Fees.............................................................20
Section 2.10   Interest.........................................................20
Section 2.11   Alternate Rate of Interest.......................................21
Section 2.12   Increased Costs..................................................22
Section 2.13   Break Funding Payments...........................................22
Section 2.14   Taxes............................................................23
Section 2.15   Payments Generally; Pro Rata Treatment; Sharing of Set-offs......26
Section 2.16   Mitigation Obligations; Replacement of Lenders...................27

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties...................................28
Section 3.2    Financial Condition..............................................28
Section 3.3    Litigation.......................................................29
Section 3.4    No Breach........................................................29
Section 3.5    Corporate Action of the Borrower.................................29
Section 3.6    Approvals........................................................30
Section 3.7    Use of Loans.....................................................30
Section 3.8    ERISA............................................................30
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                                     (i)




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Section 3.9    Taxes............................................................30
Section 3.10   Investment Company Act...........................................30
Section 3.11   Public Utility Holding Company Act...............................30
Section 3.12   Credit Agreements................................................30
Section 3.13   Hazardous Materials and Environmental Matters....................31
Section 3.14   Full Disclosure..................................................31
Section 3.15   Federal Margin Regulations.......................................32
Section 3.16   Solvency.........................................................32

                                  ARTICLE IV

                                  GUARANTEE

Section 4.1    Guarantee........................................................32
Section 4.2    Obligations Unconditional........................................33
Section 4.3    Reinstatement....................................................33
Section 4.4    Subrogation......................................................34
Section 4.5    Subordination....................................................34
Section 4.6    Remedies.........................................................34
Section 4.7    Continuing Guarantee.............................................34

                                   ARTICLE V

                                  CONDITIONS

Section 5.1    Closing Date.....................................................35
Section 5.2    Each Credit Event................................................36

                                  ARTICLE VI

                                   COVENANTS

Section 6.1    Financial Statements.............................................37
Section 6.2    Litigation.......................................................39
Section 6.3    Corporate Existence, Etc.........................................39
Section 6.4    Insurance........................................................40
Section 6.5    Use of Proceeds..................................................40
Section 6.6    Prohibition of Fundamental Changes...............................40
Section 6.7    Limitation on Liens..............................................41
Section 6.8    Total Debt to Total Capital Ratio................................43
Section 6.9    Minimum Consolidated Net Worth...................................43

                                  ARTICLE VII

                          EVENTS OF DEFAULT.....................................43
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                                  ARTICLE VIII

                          THE ADMINISTRATIVE AGENT..............................46

                                  ARTICLE IX

                                 MISCELLANEOUS

Section 9.1    Notices..........................................................48
Section 9.2    Waivers; Amendments..............................................48
Section 9.3    Expenses; Indemnity; Damage Waiver...............................49
Section 9.4    Successors and Assigns...........................................50
Section 9.5    Survival.........................................................53
Section 9.6    Counterparts; Integration; Effectiveness.........................54
Section 9.7    Severability.....................................................54
Section 9.8    Right of Setoff..................................................54
Section 9.9    Governing Law; Jurisdiction; Etc.................................54
Section 9.10   Judgment Currency................................................55
Section 9.11   Waiver Of Jury Trial.............................................55
Section 9.12   Headings.........................................................56
Section 9.13   Treatment of Certain Information; Confidentiality................56
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                                     (iii)

          CREDIT AGREEMENT dated as of August 24, 2001, among INTERNATIONAL PAPER COMPANY, a New York corporation ("Parent"), NGAHERE AOTEAROA, a company formed under the laws of New Zealand (the "Borrower"), the LENDERS party hereto, THE DAI-ICHI KANGYO BANK, LTD, as Syndication Agent (in such capacity, the "Syndication Agent") and BANK OF TOKYO-MITSUBISHI TRUST COMPANY, as Documentation Agent (in such capacity, the "Documentation Agent"), COMMERZBANK AG NEW YORK BRANCH and JP MORGAN CHASE BANK (successor to Morgan Guaranty Trust Company of New York), as Managing Agents (in such capacity, the "Managing Agents") and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent for the Lenders hereunder (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in
Section 1.1 are used herein as so defined.

                                   WITNESSETH:

          WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

          NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Adjusted LIBO Rate" means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

          "Administrative Agent" has the meaning assigned to such term in the first paragraph of this Agreement and shall include any successor Administrative Agent appointed pursuant to Article VIII.

          "Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.

          "Agreement" means this Credit Agreement as the same may be amended, modified or supplemented from time to time.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

          "Amendment No. 1" means Amendment No. 1 to this Agreement.

          "Applicable Rate" means, for any day, with respect to (a) any Eurodollar Term Loan or ABR Term Loan, the applicable rate per annum set forth below under the caption "Eurodollar Term Loan" or "ABR Term Loan" below under the caption "Term Loan," and (b) any Commitment Fee, the applicable rate per annum set forth below under the caption "Commitment Fee," in each case based upon the long-term debt ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

--------------------------------------------------------------------------------
Long-term Debt Rating                                                 Commitment
    (S&P/Moody's)                          Term Loan                      Fee
--------------------------------------------------------------------------------
                              Eurodollar Term   ABR Term Loan
                                    Loan
--------------------------------------------------------------------------------
Level I                            55 bps            0 bps                8 bps
A/A2
--------------------------------------------------------------------------------
Level II                           70 bps            O bps               10 bps
A-/A3
--------------------------------------------------------------------------------
Level III                          80 bps            0 bps             12.5 bps
BBB+/Baal
--------------------------------------------------------------------------------
Level IV                          100 bps            0 bps               15 bps
BBB/Baa2
--------------------------------------------------------------------------------
Level V                           125 bps           25 bps               20 bps
BBB-/Baa3
--------------------------------------------------------------------------------
Level VI                          175 bps           75 bps               25 bps
Less than Level V
--------------------------------------------------------------------------------

provided that, (A) for purposes of the foregoing, in the event the Index Debt receives a split rating from Moody's and S&P, the applicable level shall be (1) the level with the higher of such ratings in the event such ratings are one level apart, (2) the level at midpoint (if any) in the event such ratings are two or more levels apart and (3) the higher of the two intermediate ratings in the event there is no midpoint rating;
(B) if at any time the Index Debt is rated at or above either of the long term debt ratings by Moody's or S&P set forth in Level I above, the Applicable Rate as set forth in Level I will apply; (C) if at any time the Index Debt is rated below both the Moody's and S&P ratings set out in Level V above or has a rating in effect with neither Moody's nor S&P (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Rate as set forth in Level VI will apply; (D) if at any time either Moody's or S&P shall not have in effect a rating for the Index Debt, the Applicable Rate shall be determined solely by the rating for the Index Debt established by the rating agency that does have a rating for the Index Debt then in effect; (E) if at any time the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; and (F) if any Event of Default shall have occurred and be continuing, each of Moody's and S&P shall be deemed to have established a rating in the lowest category in the schedule above. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent (on its own behalf and on behalf of the Borrower) and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

          "Assignment and Acceptance" means an agreement pursuant to which a Lender assigns all or a portion of its rights and obligations hereunder to an assignee and such assignee agrees to be bound by all of the obligations of a Lender hereunder to the extent of such assignment, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

          "Borrower" shall have the meaning assigned to such term in the first paragraph of this Agreement.

          "Borrowing" means all Term Loans of the same Type incurred on a given date (or resulting from continuations or conversions on a given date) and having, in the case of Eurodollar Term Loans, the same Interest Period; provided that ABR Term Loans incurred pursuant to Section 2.11 shall be considered part of any related Borrowing of Eurodollar Term Loans. For purposes hereof, the date of a Borrowing comprised of one or more Term Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Term Loan or Term Loans.

          "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.3.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Term Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

          "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Closing Date" means the date on which each of the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 9.2).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment Fee" has the meaning assigned to such term in Section 2.9(a).

          "Confidential Information Memorandum" means the Confidential Information Memorandum of the Borrower and Parent dated on or about July 16, 2001 delivered to the Lenders in connection with this Agreement and any subsequent amendment, modification or supplement delivered to the Administrative Agent on or before the date of this Agreement.

          "Consolidated Net Worth" means, as at any time, the sum of the following for the Parent and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

          (a) the amount of capital stock; plus

          (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

          (c) the cost of treasury shares.

provided, however, the foregoing calculation shall not take into account any impairment of goodwill arising under FASB 142.

          "Consolidated Subsidiary" means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "DBNY" means Deutsche Bank AG New York Branch.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Documentation Agent" has the meaning assigned to such term in the first paragraph of this Agreement.

          "Dollars" or "$" refers to lawful money of the United States of America.

          "Environmental Laws" means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Parent or is under common control (within the meaning of Section 414(c) of the Code) with the Parent.

          "Eurodollar", when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the applicable Adjusted LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article
VII.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income pursuant to the laws of the jurisdiction in which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Parent under Section 2.16(b)), any U.S. withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement except to the extent that such Non-U.S. Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), or is attributable to such Non-U.S. Lender's failure to comply with Section 2.14(e).

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such date (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" means that certain letter agreement dated July 13, 2001 between the Parent and the Administrative Agent with respect to certain fees due and payable to the Administrative Agent and the other agent banks party hereto.

          "Foreign Lender" means any Lender that is not a resident of New Zealand for New Zealand tax purposes.

          "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.4, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

          "Governmental Authority" means the government of the United States of America, New Zealand, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Granting Bank" has the meaning assigned to such term in Section
9.4(b).

          "Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

          "Guaranteed Obligations" shall have the meaning assigned to such term in Section 4.1(a).

          "Guarantor" means the Parent in its capacity as the guarantor under
Article IV.

          "Indebtedness" means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Indemnitee" has the meaning assigned to such term in Section 9.3(b).

          "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Parent that is not guaranteed by any other Person or subject to any other credit enhancement.

          "Interest Election Request" means a request by the Borrower to convert any of its Borrowings in accordance with Section 2.6.

          "Interest Payment Date" means (a) with respect to any ABR Term Loan, each Quarterly Date and (b) with respect to any Eurodollar Term Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurodollar Term Loan that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period.

          "Interest Period" means, for any Eurodollar Term Loan, the period commencing on the date of such Term Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Term Loan initially shall be the date on which such Term Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Loan.

          "Lenders" means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

          "LIBO Rate" means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Parent or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Managing Agent" has the meaning assigned to such term in the first paragraph of this Agreement.

          "Margin Stock" means margin stock within the meaning of Regulations U and X.

          "Material Adverse Effect" means a material adverse change in, or material adverse effect on, the business, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole.

          "Material Subsidiaries" means, at any time, (a) the Borrower, and (b) any Subsidiary of the Parent that has total assets equal to 5% or more of Consolidated Net Worth.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Parent or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "New Zealand Taxes" has the meaning assigned to such term in Section 2.14(a).

          "Non-U.S. Lender" means any Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

          "Obligors" means the Borrower and the Guarantor.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          "Parent" has the meaning assigned to such term in the first paragraph in this Agreement.

          "Participant" has the meaning assigned to such term in Section 9.4(e).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee benefit or other plan established or maintained by the Parent or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Prime Rate" means the rate announced by DBNY from time to time as its prime lending rate for commercial loans within the United States (but is not intended to be the lowest rate of interest) and charged by DBNY in connection with extensions of credit to debtors. Any change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Project Indebtedness" means Indebtedness of the Parent or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets (as defined in Section 6.7(h)); provided that (x) such Indebtedness is non-recourse to any other assets and (y) the aggregate principal amount of such Indebtedness may at no time exceed $425,000,000.

          "Quarterly Dates" means the last Business Day of March, June, September and December in each year, the first of which shall be first such day after the date hereof.

          "Register" has the meaning set forth in Section 9.4(c).

          "Regulations D, U and X" means, respectively, Regulations D, U and X of the Board, as the same may be amended or supplemented from time to time.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Required Lenders" means, at any time, Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of the total Term Loans and Term Loan Commitments at such time.

          "SPC" shall have the meaning assigned to such term in Section 9.4(b).

          "S&P" means Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc.

          "Solvent" means, as to any Person, that, as of any date of determination, (i) the amount of the "present fair saleable value" of the assets of such Person shall, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person shall, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person shall be able to pay its debts as they mature. For purposes of this definition, (a) "debt" means liability on a "claim", and
(b) "claim" means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Statutory Reserve Rate" means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subsidiary" means, as to any Person, (a) any corporation of which at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership or controlling interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

          "Syndication Agent" has the meaning assigned to such term in the first paragraph of this Agreement.

          "364-Day Credit Agreement" means the 364-Day Credit Agreement dated as of March 8, 2002 between the Parent, the lenders named therein and Citibank, N.A., as Administrative Agent.

          "Tangible Assets" means, at any time, Total Assets minus the sum of the items identified in clause (c) of the definition in this Section 1.1. of the term "Tangible Net Worth".

          "Tangible Net Worth" means, as at any time, the sum of the following for the Parent and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

          (a) the amount of capital stock; plus

          (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

          (c) the sum of the following: cost of treasury shares and the book value of all assets of the Parent and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to September 30, 2001 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to September 30, 2001).

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings imposed by any Governmental Authority.

          "Term Loan Availability Termination Date" means May 24, 2002.

          "Term Loan" has the meaning assigned to such term in Section 2.1 (a).

          "Term Loan Commitment" means, with respect to each Lender, the amount set forth opposite such Lender's name in Schedule I hereto directly below the column entitled "Term Loan Commitment" as the same may be reduced from time to time pursuant to Section 2.6 or created, reduced or increased pursuant to
Section 9.4.

          "Term Loan Maturity Date" means August 24, 2004, or, if such date is not a Business Day, the immediately preceding Business Day.

          "Total Assets" means, at any time, the total assets of the Parent and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

          "Total Capital" means, at any date, Consolidated Net Worth plus Total Debt plus (i) the amount of the minority interest in Carter Holt Harvey Limited. and (ii) the amount of the minority interest represented by the Tax Deductible Convertible Preferred Shares issued by International Paper Capital Trust, each determined as of such date.

          "Total Credit Exposure" means, on any date, the aggregate outstanding principal amount of all Term Loans on such date.

          "Total Debt" means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Parent and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

          "Total Term Loan Commitment" means the sum of the Term Loan Commitments of all Lenders.

          "Transactions" means collectively, the transactions contemplated hereby.

          "Type", when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          "Wholly Owned Subsidiary" means, as to any Person, any Subsidiary of such Person all of the shares or ownership interests of which, other than (in the case of a corporation) directors' qualifying shares, are owned or controlled by such Person and/or any of its Wholly Owned Subsidiary.

          Section 1.2 Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a "Eurodollar Term Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

          Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          Section 1.4 Accounting Terms and Determinations.

          (a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, until the first financial statements are delivered under Section 6.1, shall mean the financial statements referred to in Section 3.2). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.1 unless (i) the Parent shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.1, shall mean the financial statements referred to in Section 3.2).

          (b) Descriptions of Material Variations. The Parent shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.1 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) above and reasonable estimates of the difference between such statements arising as a consequence thereof.

          (c) Changes of Fiscal Years. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Parent will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without giving prior notice of such change to each Lender and the Administrative Agent.
                                   ARTICLE II

                                 THE TERM LOANS

          Section 2.1 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan or term loans in Dollars (each a "Term Loan" and, collectively, the "Term Loans") to the Borrower, which Term Loans (i) shall be made at any time and from time to time in a minimum amount (subject to clause (iv) below) of $100,000,000 per drawing commencing on the Closing Date and ending on the Term Loan Availability Termination Date, (ii) may at the option of the Borrower, be maintained as and/or converted into, ABR Term Loans or Eurodollar Term Loans, provided that all Term Loans made by each of the Lenders pursuant to the same Type of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed and (iv) shall not exceed for any such Lender at the time of the incurrence thereof that aggregate principal amount which equals the remaining Term Loan Commitment, if any, of such Lender (before giving effect to any reductions on such date pursuant to Section 2.6).

          Section 2.2 Term Loans and Borrowings.

          (a) Obligations of Lenders. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Type made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitment of each Lender is several and no Lender shall be responsible for any other Lender's failure to make Term Loans as required.

          (b) Type of Term Loans. Subject to Section 2.11, each Borrowing shall be constituted entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount of $15,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Term Loan Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding under this Agreement.

          (d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert as a Eurodollar Borrowing, any Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date.

          Section 2.3 Requests for Borrowings. To request a Borrowing the Borrower shall notify the Administrative Agent of such request by telephone (1) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (2) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, one Business day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

          (i) the aggregate amount of the Term Loans to be made;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether the Term Loans shall consist of ABR Term Loans and/or Eurodollar Term Loans;

          (iv) if the Term Loans are to include Eurodollar Term Loans, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5.

          If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Term Loan to be made as part of the requested Borrowing.

          Section 2.4 Funding of Borrowings.

          (a) Funding by Lenders. Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

          (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Term Loans for such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Term Loan included in such Borrowing.

          Section 2.5 Interest Elections.

          (a) Elections by the Borrower for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans constituting such Borrowing, and the Term Loans constituting each such portion shall be considered a separate Borrowing.

          (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the respective Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

          Section 2.6 Termination and Changes of Commitments.

          (a) Scheduled Termination. Unless previously terminated, the Total Term Loan Commitment shall (i) be reduced on each date on which Term Loans are incurred (after giving effect to the incurrence of Term Loans on such date), in an amount equal to the aggregate principal amount of Term Loans incurred on such date and (ii) terminate in its entirety on the Term Loan Availability Termination Date after giving effect to any incurrence of Term Loans on such date.

          (b) Voluntary Termination or Reduction. Subject to paragraphs (c) and
(d) below, the Borrower may at any time prior to the Term Loan Availability Termination Date terminate or from time to time reduce the Total Term Loan Commitment; provided that each reduction of the Total Term Loan Commitment shall be in an amount that is $15,000,000 or a larger multiple of $1,000,000.

          (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Total Term Loan Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Total Term Loan Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

          (d) Effect of Termination or Reduction. Any termination or reduction of the Total Term Loan Commitment shall be permanent. Each reduction of the Total Term Loan Commitment shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

          Section 2.7 Repayment of Term Loans; Evidence of Debt.

          (a) Repayment of Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders, on the Term Loan Maturity Date, the outstanding principal amount of the Term Loans.

          (b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the Borrower and, second, to other Borrowings of the Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Term Loans included in such Borrowing.

          (c) Maintenance of Term Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (d) Maintenance of Term Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

          (e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

          (f) Promissory Notes. Any Lender may request that Term Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          Section 2.8 Prepayment of Term Loans.

          (a) Optional Prepayments; Right to Prepay Borrowings. The Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it in whole or in part, in minimum amounts of no less than $15,000,000 and incremental multiples of $1,000,000, subject to the requirements of this Section and Section 2.13.

          (b) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment to be made by it hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 5:00 p.m., New York City time, on the date of prepayment.

          Section 2.9 Fees.

          (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee (the "Commitment Fee"), which shall accrue at the Applicable Rate on the daily amount of the Term Loan Commitment of such Lender during the period from and including the Closing Date to but excluding the Term Loan Availability Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the Term Loan Availability Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (c) Other Fees. The Borrower agrees to pay such other fees at such times and in such amounts as have or may be agreed upon between or among the Borrower, the Administrative Agent and the Arranger from time to time, including, without limitation, the Fee Letter.

          (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          Section 2.10 Interest.

          (a) ABR Term Loans. The Term Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate for such Borrowing (if any).

          (b) Eurodollar Term Loans. The Term Loans constituting each Eurodollar

Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate for such Borrowing.

          (c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan as provided above or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

          (d) Payment of Interest. Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan, and on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

          (e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          Section 2.11 Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

          (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          Section 2.12 Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Term Loan to the Borrower (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth calculations of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

          Section 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Term Loan, other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Term Loan, other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.8(a) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Term Loan of the Borrower, other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

          In the case of a Eurodollar Term Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Term Loan for the period from the date of such payment, conversion, continuation, failure or assignment to the last day of the then current Interest Period for such Term Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          Section 2.14 Taxes.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, if any amounts are payable in respect of Indemnified Taxes or Other Taxes imposed by New Zealand or any political subdivision or taxing authority thereof or therein (collectively "New Zealand Taxes") pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender in respect of New Zealand Taxes pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.

          (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes, Other Taxes and taxes payable to each Lender pursuant to the final Sentence of 2.14(a) (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes, Other Taxes and taxes payable to each Lender pursuant to the final Sentence of 2.14(a) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) Evidence of the Payments. Within 45 days after the date of any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Non-U.S. Lenders. Each Non-U.S. Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Non-U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.4 (unless the respective Non-U.S. Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Non-U.S. Lender,
(i) an accurate and complete signed copy of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Non-U.S. Lender's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, or (ii) if the Non-U.S. Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 2.14(e)(ii) Certificate") and (y) an accurate and complete signed copy of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Non-U.S. Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement. In addition, each Non-U.S. Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent an accurate and complete signed copy of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.14(e)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Non-U.S. Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 2.14(e); provided, that if a Non-U.S. Lender becomes ineligible to deliver such Form or Certificate due to a change of circumstances resulting from an act on the part of such Non-U.S. Lender (other than a change described in the second succeeding sentence), the inability to deliver such Form or Certificate shall be considered a failure to comply with this Section 2.14(e). Notwithstanding anything to the contrary contained in
Section 2.14(a), but subject to Section 9.4(f) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Non-U.S. Lender to the extent that such Non-U.S. Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) in the case of a payment, other than interest, to a Non-U.S. Lender described in clause (ii) above, the Borrower shall not be obligated pursuant to Section 2.14(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.14 and except as set forth in Section 9.4(f), the Borrower agrees to pay any additional amounts and to indemnify each in the manner set forth in Section 2.14(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Indemnified Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Indemnified Taxes.

          (f) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of New Zealand, or any treaty to which New Zealand is a party, with respect to payments under this Agreement agrees to use reasonable efforts to deliver to the Borrower, promptly upon any reasonable request therefor from time to time by the Borrower, to the extent it is legally entitled to do so, such forms, documents and information as may be required by applicable law, regulation or treaty from time to time and to file all appropriate forms to obtain a certificate or other appropriate documents from the appropriate governmental authorities to establish an exemption from, or a reduction in the amount of, any Indemnified Tax with respect to payments made by the Borrower, provided, however, that if such Foreign Lender is or becomes unable, by virtue of any applicable law, regulation or treaty, to establish such exemption, the Borrower shall nonetheless remain obligated under this Section 2.14 to pay the amounts described herein, and provided further, that no Foreign Lender shall be required to take any action hereunder which, in the reasonable discretion of such Foreign Lender, would cause such Foreign Lender or its applicable lending office to suffer a material economic, legal or regulatory disadvantage.

          Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 31 West 52nd Street, New York, New York 10019, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of a Commitment Fee under Section 2.9 shall be made for account of the Lenders, and each termination or reduction of the amount of the Term Loan Commitments under
Section 2.6 shall be applied to the respective Term Loan Commitments of the Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (ii) each payment or prepayment of principal of Term Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans; and (iii) each payment of interest on Term Loans shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Lenders.

          (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

          (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b) or 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          Section 2.16 Mitigation Obligations; Replacement of Lenders.

          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under

Section 2.12 or if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for account of any Lender pursuant to
Section 2.14 (other than payments required to be made pursuant to Section 2.14 on the Closing Date in respect of New Zealand Taxes) or if any Lender defaults in its obligation to fund Term Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section
2.12 or payments required to be made pursuant to Section 2.14 (other than payments required to be made pursuant to Section 2.14 on the Closing Date in respect of New Zealand Taxes), such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Each of the Parent and the Borrower hereby represents and warrants to the Lenders that:

          Section 3.1 Corporate Existence. Each of the Parent and its Material Subsidiaries (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or in the case of a Material Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (b) has all requisite legal power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect. The Borrower is a Wholly Owned Subsidiary of the Parent.

          Section 3.2 Financial Condition. (a) The consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at December 31, 2000, and the related consolidated statements of earnings, cash flow and common shareholders' equity of the Parent and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of

Arthur Andersen LLP, and the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at September 30, 2001 and the related consolidated statements of earnings and cash flow of the Parent and its Consolidated Subsidiaries for the six-month period ended on said date, in each case heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Parent and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year, and nine-month period ended on said dates (subject, in the case of such financial statements as at September 30, 2001, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Parent nor any of its Material Subsidiaries had, on said dates, any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since Sepember 30, 2001, there has been no event or condition that could result in a Material Adverse Effect.

          (b) The Parent has prepared and delivered to the Administrative Agent selected, unaudited financial data with respect to the financial condition and results of operation of the Borrower for the quarter ended September 30, 2001. Such financial data was prepared in accordance with the Parent's internal management reporting and consolidation processes but does not constitute a complete financial statement of the Borrower.

          Section 3.3 Litigation. There are no actions, suits, legal or arbitral proceedings, or proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Parent) threatened against the Parent and/or any of its Material Subsidiaries that would result in a Material Adverse Effect.

          Section 3.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Parent or the Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Parent and/or any of its Material Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

          Section 3.5 Corporate Action of the Borrower. The Parent and the Borrower have all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Parent and the Borrower of this Agreement have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Parent and the Borrower and constitutes the legal, valid and binding obligation of the Parent and the Borrower, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

          Section 3.6 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Parent or the Borrower of this Agreement or for the validity or enforceability thereof.

          Section 3.7 Use of Loans. The proceeds of the Term Loans made hereunder shall be used to pay fees and expenses incurred in connection with the Transaction and for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements).

          Section 3.8 ERISA. The Parent and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

          Section 3.9 Taxes. United States Federal income tax returns of the Parent have been examined and closed through the fiscal year of the Parent and its Subsidiaries ended December 31, 1994. The Parent and its Subsidiaries have filed all United States Federal and New Zealand income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Parent or any of its Subsidiaries except for those being contested in good faith and for which adequate resources have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Parent and its Material Subsidiaries in respect of taxes and other governmental charges not yet due and payable are, in the opinion of the Parent, adequate. If the Parent is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the "common parent" of such group.

          Section 3.10 Investment Company Act. Neither the Parent nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          Section 3.11 Public Utility Holding Company Act. Neither the Parent nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 3.12 Credit Agreements. Schedule II is a complete and correct list, as of the date of Agreement, as amended by Amendment No. 1, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Parent or any of its Material Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in Schedule II.

          Section 3.13 Hazardous Materials and Environmental Matters.

          (a) Licenses and Permits, Etc. The Parent and each of its Material Subsidiaries have obtained all permits, licenses and other authorizations required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization could not in the aggregate reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Parent and its Consolidated Subsidiaries. The Parent and each of its Material Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not in the aggregate reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Parent and its Consolidated Subsidiaries.

          (b) Compliance Review. In the ordinary course of its business, the Parent conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Parent and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Parent has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

          Section 3.14 Full Disclosure, (a) The Parent has heretofore furnished to each of the Lenders a true copy of (I) the Parent's annual report to shareholders for 2000 setting forth consolidated audited financial statements for the year ended December 31, 2000, (ii) the Parent's quarterly report on Form 10-Q for the quarter ended September 30, 2001 and (iii) the Parent's report on Form 10-K/A, dated as of January 16, 2002, in each case as filed with the Securities and Exchange Commission. Except as disclosed in writing to the Lenders, the Confidential Information Memorandum and the annual, quarterly and other periodic reports most recently delivered to the Lenders pursuant to this Section or Section 3.2 do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, it being understood and agreed that for purposes of this Section 3.14(a), such factual information and data shall not include projections and pro forma financial information.

          (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

          Section 3.15 Federal Margin Regulations.

          (a) The Borrower is not principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Term Loans shall be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, or for any other purpose, in any case in a manner which violates or is inconsistent with the provisions of Regulations U and X or any similar rule of any other governmental authority. If the Borrower is requested by any Lender or the Administrative Agent, it shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U.

          Section 3.16 Solvency. On the Closing Date, after giving effect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, each of the Parent and the Borrower on a stand-alone basis is Solvent.

                                   ARTICLE IV

                                    GUARANTEE

          Section 4.1 Guarantee. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantor from the proceeds of the Term Loans, the Guarantor hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Term Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement, including without limitation, any and all fees payable pursuant to Section 2.9 (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

          Section 4.2 Obligations Unconditional. The obligations of the Guarantor under Section 4.1 are absolute, irrevocable and unconditional irrespective of the value, genuineness, validity, regularity, legality or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (including any immunity, sovereign or otherwise, to which the Borrower may be entitled), it being the intent of this Section that the obligations of the Guarantor hereunder shall be absolute, irrevocable and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Guarantor hereunder:

          (i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented, or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged, or shall be or become unperfected, in whole or in part or otherwise dealt with.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

          Section 4.3 Reinstatement. The obligations of the Guarantor under this
Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration.

          Section 4.4 Subrogation. The Guarantor hereby waives all rights of subrogation or contribution, whether arising by operation of law (including any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article IV and further agrees that for the benefit of each of its creditors (including each Lender and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of the Borrower shall constitute a contribution of capital by the Guarantor to the Borrower or, if evidenced by an instrument in form and substance (and containing terms of subordination) satisfactory to the Required Lenders, indebtedness subordinated in right of payment to the principal of and interest (including post-petition interest) on the Term Loans owing by the Borrower. Without limiting the generality of the foregoing, the Guarantor hereby agrees with the Lenders that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

          Section 4.5 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Guarantor is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Lenders; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Guarantor shall be collected, enforced and received by the Guarantor for the benefit of the Lenders and be paid over to the Administrative Agent on behalf of the Lenders on account of the Guaranteed Obligations of the Borrower to the Lenders, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guaranty. Prior to the transfer by the Guarantor of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to the Guarantor, the Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

          Section 4.6 Remedies. The Guarantor agrees that, as between the Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of said Section 4.1.

          Section 4.7 Continuing Guarantee. The guarantee in this Article IV is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                                    ARTICLE V

                                   CONDITIONS

          Section 5.1 Closing Date. The obligations of the Lenders to make any Term Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.2) of the following conditions precedent:

          (a) Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

          (i) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

          (ii) Opinions of Counsel. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (A) Barbara L. Smithers, counsel for the Parent substantially in the form of Exhibit B-l and (B) Chapman Tripp Sheffield Young, New Zealand counsel to the Borrower substantially in the form of Exhibit B-2 (and the Parent hereby instructs each such counsel to deliver such opinion to the Lenders and the Administrative Agent);

          (iii) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Parent and the organization and existence of the Borrower, (ii) the authorization of the execution, delivery and performance by the Parent and the Borrower of this Agreement, and of the borrowings hereunder by the Borrower, in form and substance satisfactory to the Administrative Agent and its counsel, and (iii) certificates as to the incumbency and signature of each individual signing this Agreement and any other agreement or document contemplated hereby on behalf of the Parent and the Borrower;

          (iv) Financial Statements. Copies of (i) the audited consolidated balance sheets of the Parent and its Consolidated Subsidiaries as of December 31, 2000, and the related audited statement of earnings and cash flows for the period ending as of such date, and (ii) the unaudited consolidated balance sheets of the Parent and its Consolidated Subsidiaries as of June 30, 2001, and the related unaudited statement of earnings and cash flows for the period ending as of such date; and

          (v) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request;

          (b) Representations and Warranties; No Default. The Administrative Agent shall have received, with a copy for each Lender, a certificate of the Parent, signed by an authorized officer of the Parent and the Borrower, dated as of the Closing Date, indicating that (i) the representations and warranties of the Parent and the Borrower in Article III hereto are true and correct on and as of the Closing Date, and (ii) no Default has occurred and is continuing.

          (c) Approvals. The Administrative Agent shall have received copies, certified by the Parent, of all filings made, if any, with any Governmental Authority in connection with the Transactions, that are reasonably requested by the Administrative Agent.

          (d) Borrowing Request. The Administrative Agent shall have received pursuant to Sections 2.3 and 2.4, written Borrowing Requests with respect to Term Loans requested to be made on such date.

          (e) Fees. The Parent shall have paid such fees as it shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of White & Case LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Term Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Parent).

          (f) Adverse Change, etc. Nothing shall have occurred since March 31, 2001 (and neither the Lenders nor the Administrative Agent shall have become aware of any facts or conditions not previously known) which the Required Lenders or the Administrative Agent could reasonably expect to have a material adverse change on the consolidated financial condition, operations, business or prospects taken as a whole of the Parent and its Consolidated Subsidiaries.

          (g) Indebtedness. After giving effect to the Transactions, there shall be no other Indebtedness of the Borrower, other than the Indebtedness set forth on Schedule III.

          (h) Litigation. There are no actions, suits, legal or arbitral proceedings, or proceedings by or before any private, Governmental Authority, now pending or threatened against the Parent or any of its Subsidiaries which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the consolidated financial condition operations, business or prospects taken as a whole of the Parent and its Consolidated Subsidiaries.

          The Administrative Agent shall notify the Parent and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) on or prior to 3:00 p.m., New York City time, on August 15, 2001 (and, in the event such conditions are not so satisfied or waived, the Total Term Loan Commitment shall terminate at such time).

          Section 5.2 Each Credit Event. The obligation of each Lender to make a Term Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (i) the representations and warranties of the Parent and the Borrower in Article III shall be true and correct on and as of the date of such Borrowing; and

          (ii) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in the preceding sentence.

                                   ARTICLE VI

                                    COVENANTS

          The Parent agrees that, so long as any of the Term Loan Commitments are in effect and until payment in full of all Term Loans hereunder, all interest thereon and all other amounts payable by any Obligor hereunder:

          Part A. Affirmative Covenants.

          Section 6.1 Financial Statements. The Parent shall deliver to the Administrative Agent on behalf of the Lenders (and upon receipt thereof the Administrative Agent shall promptly deliver to the Lenders):

          (a) as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated statements of earnings and cash flow of the Parent and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Parent, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Parent and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

          (b) as soon as available and in any event within 100 days after the end of each fiscal year of the Parent, consolidated statements of earnings, cash flow and common shareholders' equity of the Parent and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Arthur Andersen LLP or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

          (c) promptly upon their becoming available, copies of all regular periodic reports which the Parent shall have filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

          (d) promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) promptly after the Parent or the Borrower knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Parent or the Borrower has taken and proposes to take with respect thereto;

          (f) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, statement of earnings, cash flow and common shareholders' equity (if any) of the Borrower for such fiscal year and the related balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Parent, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year; and

          (g) from time to time such other information regarding the business, affairs or financial condition of the Parent or any of its Material Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender).

          The Parent will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Parent (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Parent or the Borrower has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Parent is in compliance with Sections 6.8 and 6.9 as of the end of the respective quarterly fiscal period or fiscal year.

          Section 6.2 Litigation. The Parent will promptly give to the Administrative Agent (and upon receipt thereof the Administrative Agent shall promptly give to the Lenders) notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Parent or any of its Material Subsidiaries, except any proceeding which, if adversely determined, would not have a Material Adverse Effect.

          Section 6.3 Corporate Existence, Etc. The Parent will, and will cause each of its Material Subsidiaries to: preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Section shall prohibit any transaction expressly permitted under Section 6.6); comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements (i) will in the opinion of the General Counsel of the Parent result in imposition of liability or assessment against (including seizure of) property in an aggregate amount (as to all such failures to comply) exceeding 10% of Consolidated Net Worth or (ii) could in the aggregate (as to all such failures to comply) reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Parent and its Consolidated Subsidiaries; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Parent or any Subsidiary of the Parent may discontinue the maintenance of a property if such discontinuance is, in the opinion of the Parent, desirable in the conduct of its business and is not likely to have a Material Adverse Effect; and upon reasonable advance notice, permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent.

          Section 6.4 Insurance. The Parent will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

          Section 6.5 Use of Proceeds. The Borrower will use the proceeds of the Term Loans made to it hereunder solely for the purposes set forth and permitted in Section 3.7 hereof; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

          Part B. Negative Covenants.

          Section 6.6 Prohibition of Fundamental Changes. The Parent will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Parent will not, and will not permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Section:

          (a) any Subsidiary of the Parent may be merged or consolidated with or into: (i) the Parent if the Parent shall be the continuing or surviving corporation or (ii) any other Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

          (b) any Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent or a Wholly Owned Subsidiary of the Parent;

          (c) the Parent or any Subsidiary of the Parent may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Parent, any successor entity (if other than Parent) assumes, in a manner satisfactory to the Administrative Agent, all of the Parent's obligations under this Agreement (and, in that connection, delivers to the Administrative Agent such evidence of corporate authorization and opinions of counsel as are consistent with those delivered by the Parent pursuant to Section 5.1 on the Closing Date and are reasonably requested by the Administrative Agent) and, in the case of a merger or consolidation of any Subsidiary, the surviving corporation is a Wholly Owned Subsidiary of the Parent and (ii) after giving effect thereto no Default would exist hereunder; and

          (d) in addition to the dispositions permitted pursuant to clauses (a) through (c) of this Section, the Parent or any Subsidiary of the Parent may sell or otherwise dispose of (i) assets (including by merger or consolidation) if, after giving effect to any such sale or disposition, the book value of such assets, together with the aggregate book value of the assets so sold or disposed of since September 30, 2001, does not exceed 20% of Total Assets at September 30, 2001 and (ii) the assets specified on Schedule IV.

          Section 6.7 Limitation on Liens. The Parent will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

          (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Parent or any of its Material Subsidiaries, as the case may be, in accordance with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

          (c) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Material Subsidiaries;

          (f) Liens on assets of Persons that become Subsidiaries of the Parent after the date of this Agreement; provided that such Liens are in existence at the time the respective Persons become Subsidiaries of the Parent and were not created in anticipation thereof;

          (g) Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Parent or any of its Material Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of clause (B) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided further that no such Lien shall extend to or cover any property of the Parent or such Material Subsidiary other than the respective property so acquired and improvements thereon; and provided further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 95% of the fair market value (as determined in good faith by a senior financial officer of the Parent) of the respective property at the time it was acquired (by purchase, construction or otherwise);

          (h) Liens on assets consisting of a capital project and rights related thereto ("Project Assets") securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that
(x) such Indebtedness is non-recourse to any other assets; (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph
(h) may at no time exceed $425,000,000 and (z) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

          (i) Liens upon real and/or personal property of the Parent or any Material Subsidiary of the Parent in favor of the United States of America or any State thereof, any department, agency or instrumentality or political subdivision of the United States or any State thereof, or any bonding authority (including any authority established for the issuance of industrial revenue bonds or similar instruments) to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness (including, but not limited to, industrial revenue bonds and similar instruments) incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

          (j) Liens on accounts receivable and related contract rights, letters of credit, accounts and similar assets arising in connection with any securitization transaction, and Liens on promissory notes, regulatory and any other related assets in connection with any financing transaction, in each case whether denominated as sales or borrowings;

          (k) Liens granted to provide security in substitution for collateral presently securing existing Indebtedness, so long as such substitute collateral does not cover any property other than the property securing such existing Indebtedness;

          (l) Liens securing judgments up to $200,000,000 for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under subsection (h) of Article VII;

          (m) Liens in existence on the date hereof and listed on Schedule V;

          (n) additional Liens upon property, assets or revenues created after the date hereof, provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10% of Tangible Assets; and

          (o) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property); and provided further that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Parent or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.

          Section 6.8 Total Debt to Total Capital Ratio. The Parent will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.60 to 1.

          Section 6.9 Minimum Consolidated Net Worth. The Parent will not at any time permit Consolidated Net Worth to be less than $9,000,000,000.

                                   ARTICLE VII

                               EVENTS OF DEFAULT

          If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a) The Borrower shall default in the payment when due of any principal of any Term Loan; or the Borrower shall default in the payment when due of any interest on any Term Loan or any other amount payable by it hereunder and such default shall continue unremedied for five or more Business Days; or

          (b) Any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than (i) Indebtedness hereunder, (ii) Project Indebtedness or (iii) Indebtedness owed by any Material Subsidiary to the Parent) of the Parent or any of its


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

Material Subsidiaries aggregating $200,000,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or

          (c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (except to the extent that any such representation, warranty or certification contains a materiality qualifier in which case such representation, warranty or certification shall be true and correct in all respects); or

          (d) The Parent shall default in the performance of any of its obligations under any of Sections 6.6, 6.7, 6.8 or 6.9; or any Obligor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty days after notice thereof to such Obligor (through notification to the Parent) by the Administrative Agent or any Lender (through the Administrative Agent); or

          (e) The Parent or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) The Parent or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of the Parent or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Parent or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Parent or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against the Parent or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

          (h) A final judgment or judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court or courts against the Parent and/or any of its Material Subsidiaries or $20,000,000 against the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Parent, the relevant Material Subsidiary or the Borrower shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) An event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Parent or any ERISA Affiliate shall be reasonably likely in the opinion of the General Counsel of the Parent to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is in excess of 10% of Consolidated Net Worth; or

          (j) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, it being agreed that an employee of the Parent or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee's shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act, as amended) of 20% or more of the outstanding shares of stock of the Parent having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Parent (irrespective of whether or not at the time stock of any other class or classes of stock of the Parent shall have or might have voting power by reason of the happening of any contingency); or

          (k) During any period of 24 consecutive calendar months, a majority of the board of directors of the Parent shall no longer be composed of individuals
(i) who were members of said board or directors on the first day of such period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board of directors;

          THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VII with respect to any Obligor, (A) the Administrative Agent may and, upon request of the Required Lenders, shall, by notice to the Borrower, cancel the Term Loan Commitments and they shall thereupon terminate, and (B) the Administrative Agent may and, upon request of Lenders holding more than 50% of the aggregate unpaid principal amount of the Term Loans shall, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Term Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.13) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Article VII with respect to any Obligor, the Term Loan Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Term Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.13) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          The Administrative Agent may resign at any time by notifying the Lenders and the Parent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent's resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article VIII and Section 9.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and


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

information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                 MISCELLANEOUS

          Section 9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Parent or the Borrower, at Office of the Assistant Treasurer - Domestic, International Paper Parent, 400 Atlantic Street, Stamford, Connecticut 06921, Attention: Rosemarie A. Loffredo (Telecopy No. (203) 514-8263; Telephone No. (203) 541 8584);

          (b) if to the Administrative Agent, to Deutsche Bank AG New York Branch, 31 West 52nd Street, New York, New York 10019, Attention of John Quinn, (Telecopy No. (212) 250-2340; Telephone No. (212) 250-6120; and

          (c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Parent and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Section 9.2 Waivers; Amendments.

          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.


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

          (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Obligor and the Required Lenders or by each Obligor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the Term Loan Maturity Date or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Term Loans, without the written consent of each Lender, or
(v) change any of the provisions of this Section or the percentage in the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or release any of the Guarantor's obligations in respect of the Borrower, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

          Section 9.3 Expenses; Indemnity; Damage Waiver.

          (a) Costs and Expenses. The Parent shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

          (b) Indemnification. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any environmental liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's pro rata portion of such unpaid amount (determined according to their respective portions of the Total Credit Exposure in effect as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

          (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Term Loan or the use of the proceeds thereof.

          (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

          Section 9.4 Successors and Assigns.

          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that

          (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Parent and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),

          (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Term Loan Commitment and/or Term Loans, the amount of the Term Loan Commitment and/or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $10,000,000, and incremental multiples of $1,000,000 unless each of the Parent and the Administrative Agent otherwise consent,

          (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided, that the Borrower shall not be obligated to pay any such fee upon any such assignment), and

          (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Parent otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (f) or
(g) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Bank shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Bank to the same extent, and as if, such Term Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby


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

agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, (x) assign all or any portion of its interest in any Term Loans to the Granting Bank and (y) pledge all or a portion of its interests in any Term Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans (and assign to the Granting Bank and to any such financial institution any such Term Loans upon a realization in respect of such pledge or in connection with the performance by such financial institution of its liquidity or credit support obligations) and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, subject to the requirements of Section 9.13(b)(vi).

          (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Participations. Any Lender may, without the consent of the Parent, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) and (iii) of the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

          (g) Certain Pledges. Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Term Loans and notes to its trustee in support of its obligations to its trustee; provided that no pledge pursuant to this clause (g) shall release the transferor Lender from any of its obligations hereunder.

          (h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Term Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

          Section 9.5 Survival. All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

          Section 9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          Section 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          Section 9.9 Governing Law; Jurisdiction; Etc.

          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 9.10 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York, New York is of the essence and with respect to all Term Loans, Dollars shall be the currency of account in all events. The payment obligations of the Obligors with respect to any Term Loans under this Agreement shall not be discharged by an amount paid in a currency other than Dollars or in a place other than New York, New York, whether pursuant to a judgment or otherwise to the extent that the amount so paid on conversion into Dollars and transfer to New York, New York does not yield the amount of Dollars due hereunder.

          Section 9.11 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          Section 9.13 Treatment of Certain Information; Confidentiality.

          (a) Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Parent or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by the Parent and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Term Loans, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof.

          (b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that any such assignee or Participant agrees to be bound by the confidentiality provisions contained in this Section 9.13. (vii) with the consent of the Parent or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Parent. For the purposes of this paragraph, "Information" means all information received from any Obligor relating to the Parent or any of its Subsidiaries (or its business), other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Parent; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
                                     * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                NGAHERE AOTEAROA


                                By: /s/ Rosemarie Loffredo
                                    --------------------------------------------
                                    Name: Rosemarie Loffredo
                                    Title: Chief Financial Officer and Treasurer


                                INTERNATIONAL PAPER COMPANY


                                By: /s/ Rosemarie Loffredo
                                    --------------------------------------------
                                    Name: Rosemarie Loffredo
                                    Title: Assistant Treasurer


                                LENDERS:

                                DEUTSCHE BANK AG NEW YORK BRANCH,
                                individually and as Administrative Agent


                                By: /s/ Hans-Josef Thiele
                                    --------------------------------------------
                                    Name: Hans-Josef Thiele
                                    Title: Director


                                By: /s/ Oliver Schwarz
                                    --------------------------------------------
                                    Name: Oliver Schwarz
                                    Title: Vice President


                                THE DAI-ICHI KANGYO BANK, LTD,
                                individually and as Syndication Agent


                                By: /s/ Nancy Stengel
                                    --------------------------------------------
                                    Name: Nancy Stengel
                                    Title: Vice President

                                BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                                individually and as Documentation Agent


                                By: /s/ Pamela Donnelly
                                    --------------------------------------------
                                    Name: Pamela Donnelly
                                    Title: Vice President


                                COMMERZBANK AG NEW YORK AND GRAND CAYMAN
                                BRANCHES, individually and as Managing Agent


                                By: /s/ Peter Doyle
                                    --------------------------------------------
                                    Name: Peter Doyle
                                    Title: Vice President


                                By: /s/ Andrew P. Lusk
                                    --------------------------------------------
                                    Name: Andrew P. Lusk
                                    Title: Assistant Vice President


                                MORGAN GUARANTY TRUST COMPANY OF NEW YORK, individually and as Managing Agent


                                By: /s/ James H. Ramage
                                    --------------------------------------------
                                    Name: James H. Ramage
                                    Title: Managing Director

                                BNP PARIBAS


                                By: /s/ Christopher Criswell
                                    --------------------------------------------
                                    Name: Christopher Criswell
                                    Title: Director


                                By: /s/ William Van Nostrand
                                    --------------------------------------------
                                    Name: William Van Nostrand
                                    Title: Director


                                CREDIT LYONNAIS NEW YORK BRANCH


                                By: /s/ Scott R. Chappelka
                                    --------------------------------------------
                                    Name: Scott R. Chappelka
                                    Title: Vice President


                                FLEET NATIONAL BANK N.A.


                                By: /s/ Giulio Ronchi
                                    --------------------------------------------
                                    Name: Giulio Ronchi
                                    Title: Vice President

                                ING (US) CAPITAL, LLC


                                By: /s/ Peter Vissers
                                    --------------------------------------------
                                    Name: Peter Vissers
                                    Title: Director


                                NBNZ FINANCE LIMITED (a-wholly owned subsidiary of the National Bank of New Zealand)


                                By: /s/ Robert A. Roughan
                                    --------------------------------------------
                                    Name: Robert A. Roughan
                                    Title: Attorney


                                    In the Presence of:


                                    /s/ Roz Gunnion
                                    --------------------------------------------
                                    Witness Signature

                                    Roz Gunnion
                                    --------------------------------------------
                                    Name

                                    Auckland
                                    --------------------------------------------
                                    Address

                                    Banker
                                    --------------------------------------------
                                    Occupation


                                THE NORINCHUKIN BANK, NEW YORK BRANCH


                                By: /s/ Toshiyuki Futaoka
                                    --------------------------------------------
                                    Name: Toshiyuki Futaoka
                                    Title: Joint General Manager

                                THE BANK OF NEW YORK


                                By: /s/ James J. Ducey
                                    --------------------------------------------
                                    Name: James J. Ducey
                                    Title: Vice President


                                FORTIS (USA) FINANCE LLC


                                By: /s/ Eddie Matthews
                                    --------------------------------------------
                                    Name: Eddie Matthews
                                    Title: Vice President


                                By: /s/ Catherine Gilbert
                                    --------------------------------------------
                                Name: Catherine Gilbert
                                Title: Assistant Vice President


                                INTESABCI, NEW YORK BRANCH


                                By: /s/ J. Carlani
                                    --------------------------------------------
                                Name: J. Carlani
                                Title: Vice President


                                By: /s/ J. Dickerhof
                                    --------------------------------------------
                                    Name: J. Dickerhof
                                    Title: Vice President

                                SANPAOLO IMI S.P.A.


                                By: /s/ Luca Sacchi
                                    --------------------------------------------
                                Name: Luca Sacchi
                                Title: Vice President


                                By: /s/ Carlo Persico
                                    --------------------------------------------
                                    Name: Carlo Persico
                                    Title: General Manager


                                SUMITOMO MITSUI BANKING CORPORATION


                                By: /s/ Edward D. Henderson Jr.
                                    --------------------------------------------
                                    Name: Edward D. Henderson
                                    Title: Senior Vice President

                                                                     SCHEDULE II

                               Material Agreements

          List of all debt instruments or facilities of International Paper Company and its subsidiaries with outstanding balances or commitments of at least $150,000,000.

                          Material Agreements of Parent

                                       PRINCIPAL
              ISSUE                     AMOUNT                TRUSTEE
---------------------------------   --------------   ---------------------------
3.75% Zero Coupon Convertible
   Debentures Due 2021              $2,105,000,000   The Bank of New York
8.0% Notes Due 2003                 $1,200,000,000   The Bank of New York
8-1/8% Notes Due 2005               $1,000,000,000   The Bank of New York
7-7/8% Junior Subordinated
   Deferrable Interest Debentures
   Due 2038                         $  805,000,000   The Bank of New York
6.75% Notes Due 2011                $1,000,000,000   The Bank of New York
$550 mm Variable Rate Preferred
   Stock                            $  550,000,000   n.a -- private placement
5-1/4% Junior Subordinated
   Deferrable Interest Debentures
   Due 2025                         $  450,000,000   The Bank of New York
5-3/8% Euro Notes Due 2006          $  238,175,000   Deutsche Bank
6-1/8% Notes Due 2003               $  200,000,000   The Bank of New York
7-5/8% Debentures Due 2023          $  200,000,000   The Bank of New York
6-7/8% Notes Due 2023               $  200,000,000   The Bank of New York
7-5/8% Notes Due 2007               $  200,000,000   The Bank of New York
7.35% Debentures Due 2025           $  200,000,000   The Chase Manhattan Bank
6.40% Debentures Due 2026           $  200,000,000   The Bank of New York
7.20% Debentures Due 2026           $  200,000,000   The Chase Manhattan Bank
6-7/8% Debentures Due 2029          $  200,000,000   The Bank of New York
7.005% Preferred Stock -- TCCII     $  170,000,000   n.a.-- private placement
6.50% Debentures Due 2007           $  150,000,000   The Bank of New York
7.00% Debentures Due 2006           $  150,000,000   The Bank of New York
7.10% Notes Due 2005                $  150,000,000   The Chase Manhattan Bank
7.75% Notes Due 2025                $  150,000,000   The Chase Manhattan Bank
7-7/8% Notes Due 2006               $  150,000,000   The Chase Manhattan Bank
7-5/8% Notes Due 2004               $  150,000,000   The Chase Manhattan Bank
7.50% Notes Due 2004                $  150,000,000   The Chase Manhattan Bank
8-1/8% Notes Due 2024               $  150,000,000   The Chase Manhattan Bank
9.77% Notes Due 2009                $  162,000,000   n.a.-- private placement

       Bank Facility             Outstanding       Agent
-----------------------------   ------------   -------------
$800MM Term Loan Due 2002       $800,000,000   CSFB
$750MM R/C Facility Due 2004    $0             JP Morgan
$650MM Ngahere Term Loan 2004   $528,000,000   Deutsche Bank

                    Material Agreements of Carter Holt Harvey

                                PRINCIPAL
           ISSUE                  AMOUNT
---------------------------   ------------
9.50% Debentures Due 2024     $150,000,000
8.875% Notes Due 2004         $350,000,000
8.375% Debentures Due 2015    $150,000,000
7.625% Notes Due 2002         $150,000,000